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                                                                    EXHIBIT 10.1


                                                   April 12, 2000

Mr. Roger N. Farah
Venator Group, Inc.
112 West 34 Street
New York, New York 10120

Dear Roger:

You serve as Chairman of the Board of Venator Group, Inc. (the "COMPANY") pursuant to the provisions of an Employment Agreement between you and the Company dated as of August 16, 1999 (the "EMPLOYMENT AGREEMENT") and as a member of the Board of Directors. You have submitted your resignation as Chairman of the Board and as a director, effective April 12, 2000, and the Board of Directors has accepted your resignation. This letter sets forth the agreement between you and the Company with regard to certain matters related to the termination of your employment. Capitalized terms used herein that are not otherwise defined herein shall have the meaning provided for in the Employment Agreement.

1. EMPLOYMENT. Your employment as Chairman of the Board of the Company shall end as of April 12, 2000 (the "TERMINATION DATE").

2. COMPENSATION AND BENEFITS.


         (a) BASE SALARY. The Company shall pay you your Base Salary through the Termination Date.

         (b) BONUS PLANS. You shall be entitled to receive a payment under the Annual Plan for 2000 and under the Long-Term Plan for the 1999-2000 performance period, prorated as of the Termination Date, in accordance with the terms of your participation in such plans, if and when payments are made under such plans for such periods to other executives of the Company participating therein. You shall not be entitled to payments under the Annual Plan or the Long-Term Plan for any other periods.

         (c) STOCK OPTIONS. The vesting of that portion of the stock option grant made to you on February 10, 1999 (the "FEBRUARY OPTION GRANT") that vests on February 10, 2001 shall be accelerated to the Termination Date. The vesting of the portions of the stock option grant made to you on April 14, 1999 (the "APRIL OPTION GRANT") that vest on April 14, 2000 and on April 14, 2001 shall be accelerated to the Termination Date. You shall have until April 11, 2002 to exercise those portions of the February Option Grant and the April Option Grant that are vested on the Termination Date, whereupon, if unexercised, such stock options shall expire. The balance of the February Option Grant and the April Option Grant are hereby cancelled. You shall have until July 11, 2000 to exercise the stock options granted to you on December 11, 1994, whereupon, if unexercised, such stock options shall expire.

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         (d) RESTRICTED STOCK. The portion of the grant of restricted stock made to you pursuant to the terms of the Restricted Stock Agreement dated April 26, 1999 that vest on January 31, 2001 shall vest on the Termination Date, and the balance of such restricted stock grant is hereby forfeited.

         (e) PENSION. You have been a participant in the Venator Group Retirement Plan and the Venator Group Excess Cash Balance Plan, and you shall be eligible to receive benefits under those plans in accordance with their terms. You shall not be entitled to receive any payment or other benefit under the Supplemental Executive Retirement Plan.

         3. CONFIDENTIAL INFORMATION; NON-DISPARAGEMENT; NON-COMPETITION. After the Termination Date, you shall continue to be bound by the provisions of
Section 10 of the Employment Agreement in accordance with the terms thereof. The two-year period referred to in sub-sections (b) and (c) of such Section 10 shall be the period from the Termination Date to and including April 11, 2002.

         4. INDEMNIFICATION. The provisions of Section 11 of the Employment Agreement shall continue to be binding upon the Company for the period following the Termination Date in accordance with the terms thereof.

         5. RELEASE. In consideration of all of the foregoing, you, for yourself and for your heirs, executors, administrators, successors, and assigns, hereby agree to release and forever discharge the Company and its subsidiaries and affiliates, and their respective officers and directors, from any and all actions, causes of action, claims, demands, and liabilities of whatsoever nature arising out of, or in connection with, your employment with the Company and any of its subsidiaries and affiliates, or otherwise, whether arising before or after the date hereof. The foregoing shall include, but not be limited to, any claim of employment discrimination under the Age Discrimination in Employment Act of 1967, the New York State Human Rights Law, or any other federal or state labor relation law, equal employment opportunity law, or civil rights law, regulation or order. Federal law requires that we advise you to consult with an attorney of your choice (at your own cost). In addition, federal law also provides that you have 21 days from the date of this letter to consider your decision to agree to the terms of this agreement, including any release of the Company and its subsidiaries from liability as provided in this paragraph. Furthermore, you have the right to change your mind at any time within one week after signing. In addition, you hereby acknowledge that you have been given full opportunity to review this letter, including sufficient opportunity for appropriate review with any advisors selected by you. The foregoing shall not constitute a release of any and all claims you may have against the Company for breach of any of the provisions of this letter agreement.

         You understand and agree that the payments and benefits provided for in this agreement shall be in lieu of any and all amounts that would be payable to you, and that no other amounts will be paid to you for any reason whatsoever.


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         6. NOTICE. Any notice to the Company under the Employment Agreement or hereunder shall be addressed to: Venator Group, Inc., 112 West 34 Street, New York, New York 10120, Attention: General Counsel. Any notice to you under the Employment Agreement or hereunder shall be addressed to your home address as shown in the records of the Company. Either party may change the address to which such notices are to be sent by written notice of such new address given to the other party hereto.

         7. TERMINATION OF EMPLOYMENT AGREEMENT. The Employment Agreement is hereby terminated as of the Termination Date; provided, however, that those provisions of the Employment Agreement that survive termination, whether pursuant to their terms or pursuant to the provisions hereof, shall continue in effect.

         8. MISCELLANEOUS. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts to be performed therein. This agreement, along with those provisions of the Employment Agreement that survive its termination, whether pursuant to their terms or pursuant to the provisions hereof, represents the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes any prior agreements or understandings between the parties. The terms and provisions of this letter agreement may not be modified or amended except in a writing signed by both parties.

         We would appreciate it if you would indicate your agreement to the provisions of this letter by signing and returning the copy of this letter enclosed for that purpose, whereupon this letter shall become a binding agreement between us.

                                   Yours truly,
                                   VENATOR GROUP, INC.
                                   By: /s/ Dennis M. Lee

                                   Dennis M. Lee
                                   Sr. Vice President - Human Resources

ACCEPTED AND AGREED:

/s/ Roger N. Farah
Roger N. Farah

Date:  April 12, 2000

/s/ Patricia A. Peck
(Witness)


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